As filed with the Securities and Exchange Commission on March 10, 1995
- -----------------------------------------------------------------------
              SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549
         --------------------------------------------------
                           FORM S-3
                    REGISTRATION STATEMENT
                            Under
                  THE SECURITIES ACT OF 1933
         --------------------------------------------------
                      ALLTEL CORPORATION
        (Exact name of Registrant as specified in its charter)

         Delaware                                          34-0868285
(State or other jurisdiction of                        (I.R.S.Employer
incorporation or organization)                        Identification No.)

         One Allied Drive, Little Rock, Arkansas 72202 (501) 661-8000 (Address, including zip code, and telephone number, including area code of principal executive offices)
         --------------------------------------------------
                      FRANCIS X. FRANTZ
          Senior Vice President - External Affairs,
                General Counsel and Secretary
        One Allied Drive, Little Rock, Arkansas 72202
                           (501) 661-8000
    (Name and address, including zip code, and telephone number, including area code, of agent for service)
         --------------------------------------------------
      Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
         --------------------------------------------------
                    CALCULATION OF REGISTRATION FEE

================================================================================
                       Amount   Proposed Maxium   Proposed Maxium    Amount of
Title of Securities    to be    Offering Price  Aggregate Offering Registration
 to be Registered    Registered   Per Share*          Price             Fee
- --------------------------------------------------------------------------------
  Common Stock,      533,109       $28.50         $15,193,606.50     $5,239.17
 $1.00 Par Value

================================================================================
* Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based on the average of the high and low sales prices of a share of Common Stock on March 6, 1995, as reported by the New
     York Stock Exchange.

             The Exhibit Index is located on page II-4.

PROSPECTUS   SUBJECT TO COMPLETION DATED MARCH 10, 1995
                        533,109 Shares

                      ALLTEL Corporation

                         Common Stock

      All of the 533,109 shares of common stock, $1 par value
("Common Stock"), offered hereby are being sold for the account of John J. Whitehead, 200 Ashford Center North,
Atlanta, Georgia 30338 (the "Selling Shareholder"). See
"Selling Shareholder." The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby.

     The closing price per share of the Company's Common Stock on the New York Stock Exchange on March 9, 1995 was $28.625.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

======================================================================
                                                    Proceeds
                                                 to the Selling
                           Price to Public       Shareholder(1)
Per Share................$                      $
Total....................$                      $

======================================================================
- -------------------------

(1)  Expenses   of   issuance,  estimated   at   approximately
     $15,739.17, will be paid by the Selling Shareholder.  See
     "Selling Shareholder."

         --------------------------------------------------

     The shares of Common Stock offered by this Prospectus are being offered and sold by the Selling Shareholder in one or more open market transactions on the New York Stock Exchange, in privately negotiated transactions or in a combination thereof.

      INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

                        March __, 1995

                       AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, with respect to the shares being offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, including exhibits and schedules thereto. The Registration Statement may be inspected without charge at the Commission's principal offices in Washington, D.C. Copies of the Registration Statement, or any part thereof, may be obtained from the Commission's principal offices at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission . Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's following Regional Offices:
500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange. Reports, proxy statements and other information is filed with, and may be inspected at, such exchanges.


                DOCUMENTS INCORPORATED BY REFERENCE

      The Company incorporates by reference herein its Annual
Report on Form 10-K for the fiscal year ended December 31, 1994.

      All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents). Requests should be directed to: Mr. Ronald D. Payne, Vice President-Corporate Communications of the Company, at One Allied Drive, Little Rock, Arkansas 72202; telephone
(501) 661-8000.

      No person is authorized to give any information or to make any representation not contained in this Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized by the Company in connection with the offering made by this Prospectus. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus in any jurisdiction in which it is unlawful to make such an offer or solicitation of an offer. Neither the delivery of this Prospectus nor any distribution of the securities offered pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Company or any of its respective subsidiaries since the date of this Prospectus.


                       USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of Common Stock offered hereby, nor will any such proceeds be available for use by it or for its benefit.


                     SELLING SHAREHOLDER

      All of the 533,109 shares of Common Stock offered hereby are being offered for the account of the Selling Shareholder. Prior to September 30, 1993, the Selling Shareholder was the Chief Executive Officer, Chairman of the Board of Directors and the principal shareholder of TDS Healthcare Systems Corporation ("TDS"). On October 1, 1993, the Company, through a wholly-owned subsidiary, completed a merger with TDS whereby two million shares of the Company's Common Stock were issued for all the outstanding shares of capital stock (and related stock options) of TDS (the "Merger"). In connection with the Merger, the Company, TDS and the Selling Shareholder entered into a Consulting, Noncompetition and Nondisclosure Agreement dated as of August 30, 1993, whereby the Company engaged the Selling Shareholder to perform consulting services for the Company for a term ending on October 1, 1995. Under such agreement, the Selling Shareholder agreed to render to the Company certain advisory and consulting services and to refrain from certain activities which might compete with the business of TDS. In connection with this Consulting, Noncompetition and Nondisclosure Agreement, the Selling Shareholder receives $270,000 per year in addition to other benefits. Also, in connection with the Merger, the Company entered into a Registration Rights Agreement with the Selling Shareholder and another shareholder, whereby the Company is obligated, among other things, to file two registration statements during a certain period with respect to shares of the Company's Common Stock owned by such shareholders. The Company previously filed with the Securities and Exchange Commission a registration statement relating to certain shares of Common Stock the Selling Shareholder received in the Merger. The Registration Statement of which this Prospectus is a part is the second registration statement filed by the Company pursuant to the Registration Rights Agreement and relates to remaining shares of Common Stock the Selling Shareholder received in the Merger. The Registration Rights Agreement provides that the registration expenses incurred in connection with the first registration statement were to be borne by the Company. Registration expenses incurred in connection with the Registration Statement of which this Prospectus is a part shall be borne by the Selling Shareholder.

      On March 9, 1995, the Selling Shareholder beneficially owned 533,109 shares of the Company's Common Stock. After completion of this offering (assuming the sale of all the shares of Common Stock offered hereby), the Selling Shareholder will beneficially own no shares of the Company's Common Stock.
                             -3-

                     PLAN OF DISTRIBUTION

      The Company's Common Stock is traded on the New York Stock Exchange. The distribution of the shares offered hereby will be effected by the Selling Shareholder in one or more open market transactions on the New York Stock Exchange, in privately negotiated transactions or in a combination thereof. The public price at which Shares will be sold will be determined by prices as reported by the New York Stock Exchange or through private negotiations between the buyer and the Selling Shareholder or their respective agents. Any such transaction may involve the payment of broker or dealer fees, commissions, or other remuneration to be negotiated and paid by the Selling Shareholder at the time of the transaction.

     The Selling Shareholder has agreed to pay all expenses of the preparation and filing of the Registration Statement of which this Prospectus is a part. See "Selling Shareholder."


             INTEREST OF NAMED EXPERTS AND COUNSEL

      The validity of the shares of ALLTEL Common Stock being registered hereunder is being passed upon for ALLTEL by the Rose Law Firm, a Professional Association, 120 East Fourth Street, Little Rock, Arkansas 72201. Members of that firm beneficially owned 31,189 shares of ALLTEL Common Stock with an aggregate market value of $888,886.50 on March 8, 1995.


                           EXPERTS

       The consolidated financial statements of ALLTEL Corporation incorporated by reference in ALLTEL Corporation's Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.
                             -4-

                           PART II


Item 14.  Other Expenses of Issuance and Distribution

      The expenses in connection with the issuance of the securities being registered, all of which are to be paid by the Selling Shareholder, are estimated as follows:

Item                                                        Amount

SEC Registration Fee                                     $  5,239.17
Fees and Expenses of Counsel                                6,000.00
Miscellaneous                                               4,500.00
     TOTAL                                                $15,739.17



Item 15.  Indemnification of Directors and Officers

      Article VII of ALLTEL's Amended and Restated Certificate of Incorporation (the "Certificate") provides for the indemnification of directors, officers, agents and employees for expenses incurred by them and judgments rendered against them in actions, suits or proceedings in relation to certain matters brought against them as such directors, officers, agents and employees, respectively. The Certificate provides for indemnification to the fullest extent permitted by the Delaware law. Any expansion of the protection afforded directors, officers, employees or agents by the Delaware General Corporation Law is automatically extended to ALLTEL's directors, officers, employees or agents, as the case may be. The Certificate also permits ALLTEL to advance expenses incurred by a director or officer in a legal proceeding prior to final disposition of the proceeding.

      In addition to indemnity provisions contained in the Certificate, ALLTEL has entered into indemnity agreements with its directors and officers. Under these indemnity agreements, ALLTEL will indemnify its directors and officers to the fullest extent permitted or authorized by the Delaware General Corporation Law, as it may from time to time be amended, or by any other statutory provisions authorizing or permitting such indemnification. Under the terms of ALLTEL's Directors' and Officers' Liability and Company Reimbursement Insurance Policy, directors and officers of ALLTEL are insured against certain liabilities, including liabilities arising under the Securities Act of 1933 (the "Securities Act"). ALLTEL will indemnify such officers and directors under the indemnity agreements from all losses arising out of claims made against them except those based upon illegal personal profit, recovery of short-swing profits or dishonesty; provided, however, that ALLTEL's obligations will be satisfied to the extent of any reimbursement under such insurance.

      The Delaware General Corporation Law permits a Delaware corporation to indemnify directors, officers, employees and agents under some circumstances and mandates indemnification under certain limited circumstances. The Delaware General Corporation Law permits a corporation to indemnify an officer, director, employee or agent for fines, judgments or settlements, as well as expenses in the context of actions other than derivative actions, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee or agent in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a
                             II-1
director, officer, employee or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions where a court deems the award of expenses appropriate. The Delaware General Corporation Law grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees and agents, regardless whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.



Item 16.  Exhibits

     The exhibits set forth on the Exhibit Index (appearing at page II-4 and incorporated by reference herein) are furnished in connection with this registration statement.



Item 17.  Undertakings

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on March 10, 1995.


                            ALLTEL CORPORATION




                            By: /s/ Francis X. Frantz
                            Francis X. Frantz,
                            Senior Vice President - External Affairs, General Counsel and Secretary




      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    Title and Signature                                                Date

Joe T. Ford, Chairman, President and Chief Executive
  Officer and Director (Principal Executive Officer);
                                                                 April 21, 1994
Tom T. Orsini, Senior Vice President-Finance and Corporate
  Development (Principal Financial Officer);
                                                                 April 21, 1994
Dennis J. Ferra, Senior Vice President-Accounting and
  Administration(Principal Accounting Officer);
                                                                 April 21, 1994
Ben W. Agee, Director;                                           April 21, 1994
Lawrence L. Gellerstedt III, Director;                             ----------
W. W. Johnson, Director;                                         April 21, 1994
Emon A. Mahony, Jr., Director;                                   April 21, 1994
George C. McConnaughey, Director;                                April 21, 1994
John P. McConnell, Director;                                     April 21, 1994
Philip F. Searle, Director;                                      April 21, 1994
John E. Steuri, Director;                                        April 21, 1994
Carl H. Tiedemann, Director;                                     April 20, 1994
Ronald Townsend, Director; and                                   April 21, 1994
William H. Zimmer, Jr., Director                                 April 21, 1994




                                             By:  /s/ Francis X. Frantz
                                                      Francis X. Frantz,
                                                      Attorney-in-Fact
                           II-3

                      INDEX TO EXHIBITS

 EXHIBIT        EXHIBIT                                    PAGE
 NUMBER                                                   NUMBER
   4.1    Amended and Restated   Incorporated herein
          Certificate of         by reference to
          Incorporation          Exhibit B to
                                 ALLTEL's Proxy
                                 Statement dated
                                 March 9, 1990

   4.2    Bylaws of ALLTEL       Incorporated herein
          Corporation            by reference to
                                 Exhibit C to
                                 ALLTEL's Proxy
                                 Statement dated
                                 March 9, 1990

   4.3    Amended and Restated   Incorporated herein
          Rights Agreement       by reference to
          dated as of April      ALLTEL's Form 8
          26, 1989, between      dated April 26,
          ALLTEL Corporation     1989, filed with the
          and Ameritrust         Commission on April
          Company, N.A.          28, 1989 (Commission
                                 File No. 34-782096)

   4.4    First Amendment to     Incorporated herein
          Amended and Restate    by reference to
          Rights Agreement       ALLTEL's Form SE
          dated as of April      filed with the
          16, 1990, between      Commission on April
          ALLTEL Corporation     23, 1990
          and Ameritrust
          Company, N.A.

    5     Opinion of Rose Law                              II-6
          Firm, a Professional
          Association

  23.1    Consent of Rose Law                              II-6
          Firm, a Professional
          Association,
          contained in the
          opinion filed as
          Exhibit 5

  23.2    Consent of Arthur                                II-8
          Andersen LLP

   24     Powers of Attorney                              II-10